EXHIBIT 10.21

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR EMPLOYEES
UNDER WASHINGTON TRUST BANCORP, INC.
2022 LONG TERM INCENTIVE PLAN

Name of Grantee:                #ParticipantName#

No. of Performance Restricted Stock Units:     #QuantityGranted#

Grant Date:                #GrantDate#

Vesting Date:                #VestDate_1#

Pursuant to the Washington Trust Bancorp, Inc. 2022 Long Term Incentive Plan as amended through the date hereof (the “Plan”), Washington Trust Bancorp, Inc. (the “Company”) hereby grants an award of the number of Performance Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Performance Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0625 per share (the “Stock”), of the Company.

1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Performance Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.Vesting of Performance Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date so long as the Grantee remains an employee of the Company or a Subsidiary on such Date except as otherwise provided herein, and subject to attainment of the Company’s performance goals as set forth herein.

The actual number of shares of Stock earned by the Grantee (the “Earned Shares”) will vary depending upon the Company’s performance during the Performance Measurement Period or Shortened Performance Measurement Period, as applicable, with respect to the following metrics:

Metric	Weighting
#Metric1#	#Metric1_Weighting#
#Metric3#	#Metric2_Weighting#
#Metric3#	#Metric2_Weighting#

relative to the same metrics over the same period of the Peer Group.

The Company’s relative performance ranking in #Metric1#, #Metric2# and #Metric3# over the entire Performance Measurement Period will be used to determine the actual number of Earned Shares pursuant to the following table:

Company’s Performance vs. Peer Group’s Performance	Percentage of Target Shares Earned
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile	150%
100th percentile	200%

Percentiles that fall between whole numbers will be rounded to the nearest whole number. The Company must achieve threshold performance at the 25th percentile for the applicable metric for any shares to become Earned Shares based on that metric. Payouts range from 50% to 200% of the target award based on a straight line interpolation for performance from the 25th percentile to the 100th percentile.

Once performance results for the Company and the Peer Group are available, the Administrator shall certify performance achievement within thirty (30) days. Upon certification by the Administrator, and subject to continued employment of the Grantee by the Company through the Vesting Date except as otherwise provided herein, the Earned Shares shall be issued and delivered to the Grantee, either via book entry or actual stock certificates, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company, within ten (10) days following such certification or Vesting Date, if later. Thereupon, the Grantee shall have all the rights of a shareholder with respect to such Earned Shares, including voting and dividend rights

Notwithstanding the foregoing:

(a)Sale Event. In the case of and subject to the consummation of a Sale Event, provided that the Grantee remains an employee of the Company or a Subsidiary through the date of such Sale Event or such requirement has previously been waived due to Grantee’s Permanent Disability, Qualified Retirement, or Termination by the Company for any reason other than for Cause, any Performance Restricted Stock Units that have not vested and have not previously been forfeited shall be deemed achieved or fulfilled at the greater of (i) the target level of performance applicable to the Award, or (ii) the actual performance achieved.

(b)Grantee’s Death. In the event of the Grantee’s death, provided that the Grantee was an employee of the Company or a Subsidiary immediately prior to the date of the Grantee’s death, any Performance Restricted Stock Units that have not vested and have not previously been forfeited shall be deemed achieved or fulfilled at the greater of (i) the target level of performance applicable to the Award, or (ii) the actual performance achieved.

(c)Grantee’s Permanent Disability. In the event of Grantee’s termination due to Permanent Disability, provided that the Grantee was an employee of the Company or a Subsidiary immediately prior to the date of the Grantee’s termination due to Permanent Disability, the requirement for the Grantee to be employed on the Vesting Date will be waived and any Performance Restricted Stock Units that have not vested and have not previously been forfeited shall continue to vest in accordance with the vesting schedule set forth in Paragraph 2, provided that the Grantee does not engage in Prohibited Activities as defined in Paragraph 6. For this purpose, “Permanent Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or a Subsidiary.

(d)Grantee’s Retirement: In the event of Grantee’s termination due to a Qualified Retirement, provided that the Grantee was an employee of the Company or a Subsidiary immediately prior to the date of the Grantee’s termination due to a Qualified Retirement, the requirement for the Grantee to be employed on the Vesting Date will be waived and any Performance Restricted Stock Units that have not vested and have not previously been forfeited shall continue to vest in accordance with the vesting schedule set forth in Paragraph 2, provided that the Grantee does not engage in Prohibited Activities as defined in Paragraph 6. For this purpose, “Retirement” shall mean the Grantee’s termination of employment with the Company or a Subsidiary (i) after attaining age 65 or, if later, the fifth anniversary of employment, or (ii) after attaining age 55 with at least ten years of service, and “Qualified Retirement” shall mean that the Grantee has, at least six months prior to the date of Retirement, submitted a written notice of Retirement, together with a transition plan, and works in good faith with the Company or a Subsidiary to execute the transition plan.

(e)Grantee’s Termination By the Company for Reason Other Than Cause: In the event of the Grantee’s termination by the Company for any reason other than for “Cause” as defined in the Grantee’s Change in Control Agreement with the Company prior to the Vesting Date, and provided that at the time of such termination of employment the Grantee was an employee in good standing as determined by the Company in its sole discretion (and not, for the avoidance of doubt, subject to disciplinary action or a performance improvement plan), any Performance Restricted Stock Units that have not vested and have not previously been forfeited shall continue to vest in accordance with the vesting schedule set forth in Paragraph 2, provided that the Grantee does not engage in Prohibited Activities as defined in Paragraph 6.

For purposes of this Agreement, the following terms shall have the following meanings:

Performance Measurement Period: #MeasurementPeriod#. Performance will be assessed over the entire Performance Measurement Period.

Shortened Performance Measurement Period: The period from #PerformanceStart# through the completed calendar quarter immediately preceding or coinciding with the date of a Sale Event of the Company or date of death of the Grantee, as applicable. Performance will be assessed over the entire Shortened Performance Measurement Period.

Peer Group: SNL Index of banks and thrifts located in New England and Mid-Atlantic with assets of #PeerGroupSize# as constituted at the beginning of the Performance Measurement Period or Shortened Performance Measurement Period, as applicable.

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2 and, as applicable, apply a Shortened Performance Measurement Period.

3.Termination of Employment. Except as set forth in Paragraph 2 above, if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Performance Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Performance Restricted Stock Units.

4.Dividend Equivalents. Upon the issuance of shares of Stock to the Grantee pursuant to Paragraph 5 below, the Company shall also provide the Grantee with a lump sum cash payment in an amount equal to the amount of dividends per share paid by the Company from the Grant Date through the share issuance date multiplied by the number of shares of Stock actually issued to the Grantee.

5.Issuance of Shares of Stock.

(a)In general. Generally, shares will be delivered to the Grantee as provided in Paragraph 2 above.

(b)Sale Event. If a Sale Event qualifies as a “change in control event” within the meaning of Section 409A, Earned Shares (or cash equivalent if shares of Stock are no longer available) shall be issued to the Grantee immediately following the Sale Event, subject to certification of performance achievement of the Company within twenty (20) days after performance results for the Company and the Peer Group become available. If a Sale Event does not qualify as a “change in control event” within the meaning of Section 409A, and subject to certification of performance achievement of the Company within twenty (20) days after performance results for the Company and the Peer Group become available, the Earned Shares (or cash equivalent if shares of Stock are no longer available) shall be issued to the Grantee upon the earliest of (i) the Vesting Date, (ii) the Grantee’s death, or (iii) the Grantee’s “separation from service” within the meaning of Section 409A; provided, however, that if the Grantee is a “specified employee” within the meaning of Section 409A upon his separation from service, the issuance shall be delayed until the seventh month after the Grantee’s separation from service.

6.Prohibited Activities. For purposes of this Agreement, Prohibited Activities shall mean that the Grantee has engaged in the following activities:

(a)Competition. Grantee has directly or indirectly, alone or as an owner, partner, officer, director, investor, consultant, employee, joint venture, lender or stockholder of any entity, accepted employment or engaged in any business activity with any business or entity substantially similar to that of the Company or which is directly competitive with the Company within the geographic market area of the Company. For purposes of the foregoing, a business or entity is substantially similar to or directly competitive with the Company if such business or entity engages in loan and deposit products, wealth management services, financial planning services and/or other products/services offered by the Company, its subsidiaries and affiliates. The geographic market area means #States#.

(b)Solicitation or Other Influence. Grantee has directly or indirectly: (i) recruited or otherwise solicited, induced or influenced any person who is an employee of the Company to terminate their employment with the Company to become an employee of or otherwise be associated with any company or business with which the Grantee is or may become associated; (ii) attempted in any manner to solicit business from, or conduct business with, any person or entity that did business with the Company during or after the Grantee’s employment with the Company, or from which the Company sought to obtain business during or after the Grantee’s employment; or (iii) encouraged any client, customer, supplier, or other business partner or prospective client, customer, supplier or other business partner with whom the Company has had business contact within the eighteen (18) months prior to the Grantee’s termination of employment or with whom the Grantee has personally had business contact any time during the Grantee’s employment with the Company to terminate, reduce or otherwise modify adversely its business relationship with the Company.

(c)Disparagement. Grantee has made statements, representations, suggestions or otherwise engaged in any communications or actions, whether directly, indirectly or implied, that are derogatory or disparaging to the Company, its directors, officers, employees, products or services, or could in any way be harmful to the business interests or goodwill of the Company.

(d)Unauthorized Disclosure. Grantee has disclosed confidential or proprietary information to any person or entity other than to the Company or in any way misappropriated trade secrets (including but not limited to product information, customer lists, prospect lists, customer account information and), except as authorized by the Company, required by applicable law, rule, or regulation, or pursuant to an applicable legal proceeding.

(e)Non-compliance with Non-Disclosure, Non-Competition, and Non-Solicitation Agreement. Grantee has violated any provision of the Non-Disclosure, Non-Competition, and Non-Solicitation Agreement between Grantee and the Company, if applicable.

7.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

8.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

9.Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A as “short-term deferrals” as described in Section 409A, or otherwise compliant with Section 409A.

10.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

11.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

12.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

13.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

14.Clawback. If the Company is required to prepare an accounting restatement or due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the Grantee is required to reimburse the Company for the value of shares of Stock issued under this Award that would not have been Earned Shares based on the restated financial results. Notwithstanding the foregoing, if the Grantee is or becomes an “Executive Officer,” as defined in the Washington Trust Bancorp, Inc. Incentive Compensation Clawback and Forfeiture Policy, the Performance Restricted Stock Units, any shares of Stock issued upon settlement of the Performance Restricted Stock Units, and any dividend equivalents pursuant to Paragraph 4 of this Agreement, shall be subject to the Clawback Policy.

WASHINGTON TRUST BANCORP, INC.

By:
Chairperson
Compensation and Human Resources Committee

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated: #AcceptanceDate#	#Signature#
Grantee’s Signature

#ParticipantName#